EXHIBIT 99.1

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Rayonier Names Lee M. Thomas to Board of Directors

JACKSONVILLE, Fla., June 5, 2006 -- Rayonier (NYSE:RYN) announced today that Lee M. Thomas, former President and Chief Operating Officer of Georgia-Pacific, has joined Rayonier's Board of Directors, effective June 2.

Thomas, 61, was President of Georgia-Pacific from 2002 until his retirement December 31, 2005. He joined that company in 1993 and held executive positions overseeing building products, consumer products, packaged products, paper and chemicals, and environmental and governmental affairs. Prior to Georgia-Pacific, Thomas was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. from 1989-1993 and Administrator of the U.S. Environmental Protection Agency from l985-1989.

Thomas serves on the boards of Airgas Inc., the Regal Entertainment Group, the Federal Reserve Bank of Atlanta, the National Merit Scholarship Corporation and the World Resource Institute. He received a bachelor's degree from the University of the South and a M.Ed. from the University of South Carolina where he chairs the School of the Environment Advisory Board. In 2000, Thomas received the National Conference for Community Justice National Brotherhood Award.

"We are very pleased to have Lee Thomas on our board," said Lee Nutter, Chairman, President and CEO. "The insights he gained from running one of the world's largest forest products companies with $20 billion in sales, coupled with his distinguished service in the public sector, make Lee a valuable addition to our board."

About Rayonier

Rayonier has three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.5 million acres of timberland in the U.S., New Zealand and Australia. Rayonier's ownership includes approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. TerraPointe is the company's Florida-based real estate development subsidiary. Rayonier is also the world's leading producer of high performance cellulose specialty products. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries.